Exhibit 10.4

Advanced Energy INdustries, Inc.

DEFERRED COMPENSATION PLAN

Effective December 1, 2021

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TABLE OF CONTENTS

Page

ARTICLE I PURPOSE AND DEFINITIONS1

1.1 Purpose.1

1.2 Definitions.1

ARTICLE II PARTICIPATION6

2.1 Enrollment Requirements.6

2.2 Commencement of Participation.6

ARTICLE III DEFERRAL ELECTIONS6

3.1 Elections to Defer Compensation6

3.2 Deferral Amount7

3.3 Time and Duration of Election7

ARTICLE IV COMPANY CONTRIBUTIONS8

4.1 Offset Contributions8

4.2 Discretionary Contributions8

ARTICLE V DEFERRAL ACCOUNTS9

5.1 Deferral Accounts9

5.2 Committee Selection of Investment Funds9

5.3 Participant Fund Election10

5.4 Trust10

5.5 Statement of Accounts10

5.6 Vesting of Deferral Accounts10

ARTICLE VI DISTRIBUTIONS10

6.1 Distribution Elections10

6.2 Distributions of Employee Deferrals Upon Separation from Service11

6.3 Distributions of Employee Deferrals Upon Disability12

6.4 Distributions of Employee Deferrals Upon Death12

6.5 Scheduled In-Service Distributions of Employee Deferrals.12

6.6 Distribution of Company Contributions13

6.7 Form of Distribution13

6.8 Timing of Distribution13

6.9 Distribution of Small Benefit13

6.10 Unforeseeable Emergency13

ARTICLE VII BENEFICIARY DESIGNATIONS AND OTHER PAYEES14

7.1 Beneficiaries14

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7.2 Payments to Minors14

7.3 Payments on Behalf of Persons Under Incapacity15

ARTICLE VIII LEAVE OF ABSENCE15

8.1 Paid Leave of Absence15

8.2 Unpaid Leave of Absence15

ARTICLE IX ADMINISTRATION15

9.1 Committee15

9.2 Claims Procedure16

ARTICLE X MISCELLANEOUS19

10.1 Termination of Plan19

10.2 Amendment20

10.3 Unsecured General Creditor20

10.4 Restriction Against Assignment20

10.5 Withholding20

10.6 Code Section 409A20

10.7 Effect of Payment20

10.8 Errors in Account Statements, Deferrals or Distributions21

10.9 Domestic Relations Orders21

10.10 Employment Not Guaranteed21

10.11 No Guarantee of Tax Consequences21

10.12 Successors of the Company21

10.13 Notice21

10.14 Headings21

10.15 Gender, Singular and Plural22

10.16 Governing Law22

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AE DEFERRED COMPENSATION PLAN

Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), hereby establishes the AE Deferred Compensation Plan (the “Plan”), effective November 1, 2021, (the “Effective Date”),

ARTICLE I
PURPOSE AND DEFINITIONS
1.1Purpose. The Company adopts the Plan for the purpose of providing a select group of management or highly compensated employees of the Company the opportunity to defer the receipt of Compensation otherwise payable to such employees in accordance with the terms of the Plan. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees.
1.2Definitions. The following capitalized terms, when used in this Plan, have the meanings set forth below:
Annual Bonus:

A Participant’s Annual Bonus or other incentive compensation provided for under a performance-based bonus or incentive arrangement, excluding Commission. As of the Effective Date, the Short-Term Incentive (STI) Plan has been approved for inclusion in this Plan as an Annual Bonus. An Annual Bonus may be determined by the Committee to constitute “performance-based compensation” under Treas. Reg. §1.409A-1(e)) earned with respect to one calendar year, provided that the performance period for such bonus amount is at least twelve (12) months long.

Base Salary:

A Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company, prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established under Code Section 125 or Code Section 401(k).

Beneficiary:	The person, persons or entity designated as such pursuant to Section 8.1.
Board:	The Board of Directors of the Company.
Code:	The Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
Commission:	“Sales commission compensation” as defined in Treas. Reg. §1.409A-2(a)(12).

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Committee:	The person or persons appointed by the Board to administer the Plan in accordance with Article IX, provided, that if the Board does not appoint a Committee, the Board shall act as the Committee.

Company 401(k)

Plan:	Advanced Energy Industries, Inc. 401(k) Profit Sharing Plan, as may be amended from time to time.
Compensation:	All amounts eligible for deferral for a particular Plan Year under Section 3.1.
Deferral Account:

The bookkeeping account or accounts established under this Plan pursuant to Article IV and maintained by the Company in the names of the respective Participants, to which all amounts deferred under the Plan and earnings on such amounts shall be credited, and from which all amounts distributed under the Plan shall be debited.

Disability or

Disabled:

Consistent with the requirements of Code Section 409A, that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.

Disability Claim:	A claim related to any distribution or rights to which a Participant or other claimant may be entitled in connection with the Participant’s Disability, as described in Section 9.2(b)(3).
Eligible Executive:

Each individual who, according to the books and records of the Company meets all of the following criteria, as determined by the Committee: (i) is a member of a select group of highly compensated or management employees, (ii) holds an L1 or above leadership position with the Company; (iii) maintains full-time employment status, and (iv) is designated as eligible by the Board or Committee.

Employer:	(a) Except as otherwise provided in part (b) of this definition, the Company

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and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a participating Employer.

(b)  For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” shall mean:

(i)  the entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred under this Plan arises; and

(ii) all other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.  In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

ERISA:	The Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
Fund or Funds:	One or more of the investments selected by the Committee pursuant to Section 5.2 of the Plan.
Fund Subaccounts:	Subaccounts of a Participant’s Deferral Account, each of which corresponds to a Fund.
Interest Rate:	For each Fund, the rate of return derived from the net gain or loss on the assets of such Fund, as determined by the Committee.
Participant:	Any Eligible Executive who becomes a Participant in this Plan in accordance with Article II.
Participant Election:

The forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which shall act as the basis for crediting of interest on Deferral Account balances, and (c) the form and timing of distributions from Deferral Accounts.  Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

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Payment Date:

The date by which a total distribution of the distributable amount shall be made or the date by which installment payments of the distributable amount shall commence, which shall be the first day of the month following the month in which the event triggering the distribution occurs or, in the case of a Scheduled In-Service Distribution, the first day of the month following the date indicated by the Participant for the elected Scheduled In-Service Distribution.  Notwithstanding the foregoing:

(a) the Payment Date shall not be before the earliest date or after the latest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee;

(b) the Payment Date for a Scheduled In-Service Distribution may not be earlier than the date specified by the Committee pursuant to Section 6.5(a); and

(c) to the extent required under Code Section 409A, any amount that otherwise would be payable to a Participant who is a “specified employee” of the Company, as determined by the Company in accordance with Code Section 409A, during the six-month period following such Participant’s Separation from Service, shall be suspended until the lapse of such six-month period (or, if earlier, the date of death of the Participant).  The amount that otherwise would be payable to such Participant during such period of suspension shall be paid in a single payment within 30 days following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 30 days following the death of the Participant during such six-month period, provided that the death of the Participant during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of the Participant’s death.

Payment Delay

Period:	Has the meaning described in Section 6.2(b).
Plan Year	The calendar year.
Performance Year:

To the extent that the Annual Bonus constitutes “performance-based compensation” under Treas. Reg. §1.409A-1(e), the calendar year used to measure the amount of Annual Bonus or Special Bonus (if applicable) to which a Participant may become entitled under a performance-based bonus or incentive arrangement.

Separation from

Service:	A Separation from Services provided by a Participant to his or her

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Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h).  For a Participant who provides services to an Employer as an employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with the Employer.  A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).

If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

Scheduled In-Service

Distribution:

A scheduled in-service distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including earnings thereon, which distribution shall be made provided that the Participant has not experienced a Separation from Service, as provided under Section 6.5.

Share Award:

The number of bookkeeping units of cash-settled incentive awards expressed in the form of common stock of the Company, if any, that the Company awards to an Eligible Executive, including without limitation cash-settled restricted stock units and performance stock units.

Special Bonus:	A Participant’s bonus or other incentive compensation provided for as a one-time cash bonus or award, including, without limitation, a retention

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bonus or management-by-objectives bonus, specifically approved for inclusion in this Plan by the Committee, but not including an Annual Bonus, Commission, signing bonus, recognition spot bonus, or Share Award.

Unforeseeable

Emergency:

A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Treas. Reg. §1.409A-3(i)(3). No Unforeseeable Emergency shall be deemed to exist to the extent that the financial hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship, (c) by cessation of deferrals under the Plan, or (d) by liquidation of the Participant’s other assets to the extent that this liquidation would not itself cause severe financial hardship.  The Committee shall determine whether the circumstances of the Participant constitute an Unforeseeable Emergency.

ARTICLE II
PARTICIPATION
2.1Enrollment Requirements. As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary. If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year.
2.2Commencement of Participation. Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.
ARTICLE III
DEFERRAL ELECTIONS
3.1Elections to Defer Compensation.  An Eligible Executive shall be entitled to defer Compensation, including Base Salary, Commission, Annual Bonus, Special Bonus, and/or Share Awards (if so permitted by the Committee), in accordance with and subject to the conditions of this ARTICLE III, by filing with the Committee Participant Election(s) in such form and manner

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and at such time permitted under this ARTICLE III as the Committee shall prescribe. The Participant Election(s) and accompanying explanatory materials prescribed by the Committee for describing the time within which such elections may be made shall be treated as part of the Plan.

3.2Deferral Amount.  Elections to defer Compensation shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of 80% of Base Salary, 100% of any Commission, 100% of any Annual Bonus, and 100% of any Special Bonus (if applicable).  Share Awards may be deferred as determined by the Committee in its sole discretion.
3.3Time and Duration of Election.  The time for making any deferral election shall be as follows:
(a)Election to Defer Base Salary, Commission and Special Bonus.  A Participant who is an Eligible Executive as of the first day of any Plan Year beginning on or after the Effective Date may elect to defer his or her Base Salary and/or Special Bonus (if applicable) for such Plan Year, by election no later than December 1 of the immediately preceding Plan Year (or such later date as the Committee may authorize in its discretion, but not later than December 31 of such immediately preceding Plan Year), based on procedures established by the Committee. A Participant who is an Eligible Executive as of the first day of any Plan Year beginning on or after the Effective Date may elect to defer his or her Commission attributable to services provided in such Plan Year (as determined under Treas. Reg. §1.409A-2(a)(12)(i)) by election no later than December 1 of the immediately preceding Plan Year (or such later date as the Committee may authorize in its discretion, but not later than December 31 of such immediately preceding Plan Year), based on procedures established by the Committee.
(b)Election to Defer Annual Bonus.  A Participant who is an Eligible Executive as of the first day of any Plan Year beginning on or after the Effective Date may elect to defer his or her Annual Bonus for such Plan Year, by election no later than December 1 of the immediately preceding Plan Year (or such later date as the Committee may authorize in its discretion, but not later than December 31 of such immediately preceding Plan Year), based on procedures established by the Committee. Notwithstanding the foregoing, to the extent that the Annual Bonus constitutes “performance-based compensation” under Treas. Reg. §1.409A-1(e), the Committee may (but shall not be obligated to) establish a different deferral election deadline, which in no event shall be later than the earlier of: (1) such time that the amount of the Annual Bonus is “readily ascertainable” pursuant to Treas. Reg. §1.409A-2(a)(8), or (2) June 30 of the Performance Year for such Annual Bonus; provided that the Participant has been performing services continuously from the later of the beginning of such Performance Year or the date the performance criteria for such Annual Bonus are established through the date the deferral election is made.
(c)New Participant Deferral Elections.  An Eligible Executive who first becomes eligible to participate in the Plan as of the Effective Date or after the beginning of any Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer:

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1)the portion of Base Salary and Commission attributable to services to be performed after such election (in the instance of Commission, determinable pursuant to Treas. Reg. §1.409A-2(a)(12)(i)); and/or
2)the portion of Annual Bonus and/or Special Bonus equal to the total of such Annual Bonus or Special Bonus multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period applicable to the Participant;

in either case, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than 30 days after the Participant first becomes eligible to participate in the Plan and, with respect to Participant Election(s) to defer Annual Bonus or Special Bonus that constitute “performance-based compensation” under Treas. Reg. §1.409A-1(e)), if so determined by the Committee, in no event shall be later than such time that the amount of such Annual Bonus or Special Bonus is readily ascertainable. Notwithstanding the foregoing, an Eligible Executive who first becomes eligible to participate in the Plan as of the Effective Date through December 15, 2021 shall only be permitted to make an initial election pursuant to Section 3.3(a) and (b) with respect to amounts earned in (or attributable to services performed in) the 2022 Plan Year.

(d)Deferral of Share Awards.  Participants may defer Share Awards as set forth in the applicable Participant Election provided by the Company to Participant at the time of grant of any such Share Awards, if such deferral is permitted by the Committee in its sole discretion.
(e)Irrevocability.  A Participant’s deferral election under this ARTICLE III shall be irrevocable after the last date prescribed under Section 3.3 for the making of such election; provided, however, that the Committee in its discretion may cancel a deferral election, in accordance with Code Section 409A, in the event of (1) a Participant becoming “disabled” under the meaning in Treas. Reg. §1.409A-3(j)(4)(xii), (2) an Unforeseeable Emergency, or (3) a hardship distribution pursuant to Treas. Reg. §1.401(k)-1(d)(3).
(f)Duration of Compensation Deferral Election.  A deferral election made for any Plan Year shall be applicable only for that Plan Year.
ARTICLE IV
COMPANY CONTRIBUTIONS
4.1Offset Contributions.  The Company will credit to each Participant’s Deferral Account the amount equal to the employer matching contribution that would have been made for the Participant to the Company 401(k) Plan but that could not be made because of the application of Code Sections 401(a)(17) and 415(c). Any such credit shall be made to a Participant’s Deferral Account not later than the latest due date on which any contributions could be made to the Company 401(k) Plan for such Plan Year.
4.2Discretionary Contributions.  The Company may credit to each Participant’s Deferral Account the amount, if any, that the Committee determines in its sole discretion to contribute for any Plan Year, which may include, without limitation, a credit with respect to the amount of employer matching contribution that each Participant was unable to be credited under

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the Company 401(k) Plan as a result of voluntary deferrals to this Plan being excluded from the applicable definition of compensation used under the Company 401(k) Plan to figure participant deferrals under such Company 401(k) Plan. Any discretionary credits under this paragraph shall be determined by the Committee in its sole discretion. If a Participant Separates from Service during a Plan Year, the Company may adjust the contribution or the Deferral Account balance as of the date of termination so that the discretionary credit for the Plan Year of termination reflects only the portion of the Plan Year during which the Participant was employed by the Company. No Participant will have any right to receive a contribution in any Plan Year, irrespective of any contributions made on behalf of the Participant or any other Participant in any past or succeeding years.

ARTICLE V
DEFERRAL ACCOUNTS
5.1Deferral Accounts.  The Committee shall establish and maintain such Deferral Accounts as are necessary for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into Fund Subaccounts, each of which corresponds to a Fund designated pursuant to Section 5.3. A Participant’s Deferral Account shall be credited as follows:
(a)As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 5.3; the Committee shall also credit to the Fund Subaccounts of the Participant’s Deferral Account the Company contributions described in Sections 4.1 and 4.2 above;
(b)Each business day, each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 5.3; and
(c)In the event that a Participant elects a Scheduled In-Service Distribution for a given Plan Year’s deferral of Compensation, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled In-Service Distribution.
5.2Committee Selection of Investment Funds. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investment funds, which may either be free-standing or components of variable life insurance policies, to serve as Funds in which a Participant may deem his or her Deferral Accounts invested pursuant to Section 5.3.  The Interest Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited to the Participant’s Deferral Account under Section 5.1. The Participant’s choice among investments shall be solely for purposes of calculation of the Interest Rate on Accounts. The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the

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Participant shall have no more right to such investments than any other unsecured general creditor.

5.3Participant Fund Election.  At the time of entering the Plan and/or of making a deferral election under the Plan, or at such other time as provided by the Committee, the Participant shall designate, according to such procedure as may be promulgated by the Committee, the Funds in which the Participant’s Deferral Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Deferral Account. The Participant may specify that all or any percentage of his or her Deferral Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to Section 5.2. If a Participant fails to make an election among the Funds as described in this Section, the Participant’s Account balance shall automatically be allocated into the default Fund selected by the Committee. A Participant may change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Deferral Account balance allocated to each previously or newly elected Fund.
5.4Trust.  The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may (but shall not be obligated to) establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
5.5Statement of Accounts.  The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Deferral Account balance as of the end of each applicable period.
5.6Vesting of Deferral Accounts.  The Participant shall be vested at all times in all amounts credited to the Participant’s Deferral Account(s).
ARTICLE VI
DISTRIBUTIONS
6.1Distribution Elections.
(a)Initial Election.  At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under this ARTICLE VI for the applicable distribution. Notwithstanding the foregoing, all amounts credited to each Participant’s Deferral Account by the Company pursuant to Article IV will not be subject to any elections and will be distributed in accordance with Section 6.6.
(b)Modification of Election.  A distribution election with respect to previously deferred amounts may only be changed pursuant to the terms and conditions specified in Code

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Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election shall be permitted only if all of the following requirements are met:

(1)the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
(2)the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
(3)the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

Participants may make a subsequent election only while employed by the Company, and may only make a single subsequent election with respect to any deferral election.  A Beneficiary of a deceased Participant is not permitted to make a subsequent election under this Section.  Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

6.2Distributions of Employee Deferrals Upon Separation from Service.
(a)Timing and Form of Distributions of Employee Deferrals Upon Separation from Service.  Except as otherwise provided herein (including if a Participant fails to make a timely distribution election in accordance with Section 6.1) in the event of a Participant’s Separation from Service, the distributable amount credited to the Participant’s Deferral Accounts attributable to deferral elections pursuant to Article III shall be paid in one lump sum payment on the first Payment Date following the expiration of six (6) months from Participant’s Separation from Service, unless: (i) the Participant has made a distribution election on a timely basis to receive decrementing counter annual installments over a period of up to ten (10) years following Separation from Service, (ii) distributions to the Participant have commenced as of the Participant’s Separation from Service pursuant to a Scheduled In-Service Distribution Election, in which case those Scheduled In-Service Distributions shall continue in effect, or (iii) all distributable amounts have already been paid out to Participant pursuant to a lump sum payment election upon Death or Disability.
(b)Payment Delay Period.  A Participant may elect for payment of the lump sum payment or first annual installment (as applicable) payable pursuant to the first sentence of Section 6.2(a) to be made on the first Payment Date following the expiration of a period beginning on the date of Participant’s Separation from Service and ending on a date chosen by Participant that is between six (6) months and three (3) years from such Separation from Service (the “Payment Delay Period”). In the case of annual installment distributions, subsequent installments shall be made in each successive year by the first of the month in which the first annual installment was made.

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6.3Distributions of Employee Deferrals Upon Disability.
(a)Prior to Commencement of Benefits.  In the event of a Participant’s Disability prior to commencement of a benefit described in this ARTICLE VI, if timely elected by the Participant in accordance with Section 6.1, the Participant may receive the distributable amount credited to the Participant’s Deferral Accounts attributable to deferral elections pursuant to Article III in a lump sum payment on the Payment Date following the Participant’s Disability, regardless of the form of payment otherwise designated by the Participant pursuant to Section 6.2(a) or Section 6.5(a).
(b)After Commencement of Benefits.  In the event of a Participant’s Disability after commencement of a benefit described in this ARTICLE VI, if timely elected by the Participant in accordance with Section 6.1, the Participant may receive the remaining distributable amount credited to the Participant’s Deferral Accounts attributable to deferral elections pursuant to Article III in a lump sum payment of cash on the Payment Date following the Participant’s Disability, regardless of the form of payment otherwise designated by the Participant pursuant to Section 6.2(a) or Section 6.5(a).
6.4Distributions of Employee Deferrals Upon Death.
(a)Prior to Commencement of Benefits.  In the event of a Participant’s death prior to commencement of a benefit described in this ARTICLE VI, if timely elected by the Participant in accordance with Section 6.1, the Participant’s Beneficiary may receive the distributable amount credited to the Participant’s Deferral Accounts attributable to deferral elections pursuant to Article III in a lump sum payment of cash on the Payment Date following the Participant’s death, regardless of the form of payment otherwise designated by the Participant pursuant to Section 6.2(a) or Section 6.5(a).
(b)After Commencement of Benefits.  In the event of a Participant’s death after commencement of a benefit described in this ARTICLE VI, if timely elected by the Participant in accordance with Section 6.1, the Participant’s Beneficiary may receive the remaining distributable amount credited to the Participant’s Deferral Accounts attributable to deferral elections pursuant to Article III in a lump sum payment of cash on the Payment Date following the Participant’s death, regardless of the form of payment otherwise designated by the Participant pursuant to Section 6.2(a) or Section 6.5(a).
6.5Scheduled In-Service Distributions of Employee Deferrals.
(a)Scheduled In-Service Distribution Election.  Participants shall be entitled to elect to receive a Scheduled In-Service Distribution from a Deferral Account of amounts attributable to deferral elections pursuant to Article III.  If a Participant has a Separation from Service with the Company prior to commencement of payment of the Scheduled In-Service Distribution, distribution will not be made pursuant to this Section 6.5(a) but will instead be made pursuant to Section 6.2(a) above. In the case of a Participant who has elected to receive a Scheduled In-Service Distribution, such Participant shall receive the distributable amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled In-Service Distribution election. The Committee shall determine the

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earliest commencement date that may be elected by the Participant for each Scheduled In-Service Distribution and such date shall be indicated on the Participant Election, provided that such date may not be earlier than three (3) years from the date of the respective election. The Participant may elect to receive the Scheduled In-Service Distribution in a single lump sum or in decrementing counter annual installments over a period of up to ten (10) years. The lump sum payment or first annual installment (as applicable) payable pursuant to foregoing sentence will be made on the first Payment Date following the commencement date elected by Participant. A Participant may delay and change the form of a Scheduled In-Service Distribution, provided such extension complies with the requirements of Section 6.1(b).

(b)Relationship to Other Benefits.  In the event that distribution of a Participant’s Deferral Account is triggered under Sections 6.2, 6.3, or 6.4 prior to commencement of a Scheduled In-Service Distribution, the amounts subject to such Scheduled In-Service Distribution shall not be distributed under this Section 6.5, but rather shall be distributed in accordance with the other applicable Section of this ARTICLE VI.
6.6Distribution of Company Contributions.  Notwithstanding anything to the contrary in this Article VI, all amounts credited to each Participant’s Deferral Account by the Company pursuant to Article IV shall be paid in one lump sum payment on the first Payment Date following the expiration of six (6) months from Participant’s Separation from Service. For the avoidance of doubt, no Company contributions under this Plan shall be subject to Participant election pursuant to this Article VI.
6.7Form of Distribution.  Generally, distributions from the Plan shall be made in the form of cash, unless the Committee determines that such distributions shall be made in property.
6.8Timing of Distribution.  Payment of all distributions from the Plan shall be made on the first of the month or as soon as administratively practicable following such date, provided that in no instance shall a distribution be made later than the tenth of the month, in compliance with Treas. Reg. §1.409A-3(d).
6.9Distribution of Small Benefit.  Notwithstanding any initial election under Section 6.1(a), modification of election in Section 6.1(b), or any other provision of the Plan to the contrary, if the amount credited to the Participant’s Deferral Account, plus the Participant’s vested interest in any other plan or plans required to be aggregated with this Plan under Code Section 409A, is equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code (which is $19,500 for 2021), the Committee may, in its sole discretion, direct that such amount (and such other interest(s)) be distributed to the Participant (or Beneficiary, as applicable) in one lump-sum payment, provided that such exercise of discretion is evidenced in writing no later than the date of such payment.
6.10Unforeseeable Emergency.  Upon a finding that the Participant has suffered an Unforeseeable Emergency, in accordance with Code Section 409A and Treas. Reg. §1.409A-3(i)(3), the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:

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(a)the request to take an Unforeseeable Emergency distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month;
(b)upon a finding that the Participant has suffered an Unforeseeable Emergency under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections (pursuant to Section 3.3(e)) under the Plan in the amount reasonably necessary to alleviate such Unforeseeable Emergency; the amount distributed pursuant to this Section with respect to the Unforeseeable Emergency shall not exceed the amount necessary to satisfy such Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship); and
(c)the amount (if any) determined by the Committee as an Unforeseeable Emergency distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Unforeseeable Emergency determination is made by the Committee.
ARTICLE VII
BENEFICIARY DESIGNATIONS AND OTHER PAYEES
7.1Beneficiaries.
(a)Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. No consent of the Participant’s spouse or any other person is required for the Participant to name a Beneficiary. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.
(b)Absence of Valid Designation.  If a Participant fails to designate a Beneficiary, as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Participant’s estate shall be deemed to be the Beneficiary and the Committee shall direct the distribution of such benefits to the Participant’s estate.
7.2Payments to Minors.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian or (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

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7.3Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.
ARTICLE VIII
LEAVE OF ABSENCE
8.1Paid Leave of Absence.  If a Participant is authorized by the Company to take a paid leave of absence from the employment of the Company, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with ARTICLE III.
8.2Unpaid Leave of Absence.  If a Participant is authorized by the Company to take an unpaid leave of absence from the employment of the Company for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan.  During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections.  However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with ARTICLE III above.
ARTICLE IX
ADMINISTRATION
9.1Committee. The Plan shall be administered by a Committee appointed by the Board; provided, that if the Board does not appoint a Committee, the Board shall act as the Committee. The Committee shall have the exclusive right and full discretion (a) to appoint agents, designees and delegates to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

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9.2Claims Procedure.
(a)Filing of a Claim.  Any Participant, Beneficiary, or any duly authorized representative may file a claim for a Plan benefit to which the claimant believes that he or she is entitled. Such a claim must be in writing and delivered to the Committee in person or by certified mail, postage prepaid.
(b)	Initial Determination of Claim.
(1)Committee Discretion.  The Committee will have full discretion to deny or grant any claim in whole or in part.
(2)Claims (Other than Disability Claims).  For all claims other than Disability Claims, within 90 days after receipt of such claim, the Committee will send to the claimant by certified mail, postage prepaid, notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant will be given a notice to this effect prior to the expiration of the initial 90 day period.  If the Committee fails to notify the claimant either that his or her claim has been granted or that it has been denied in whole or in part within the initial 90 day period or prior to the expiration of an extension, if applicable, then the claim shall be deemed to have been denied as of the last day of the applicable period, and the claimant then may request a review of his or her claim.
(3)Disability Claims.  If a claim is related to any distribution or rights to which a Participant or other claimant may be entitled in connection with the Participant’s Disability (“Disability Claim”) then, as soon as reasonable but within 45 days after receipt of such claim, the Committee will send to the claimant by certified mail, postage prepaid, notice of the granting or denying, in whole or in part of such claim. This period within which the Committee must provide such notice may be extended twice, for up to 30 days per extension, provided that the Committee (i) determines that an extension is needed and beyond the control of the Plan, and (ii) notifies the claimant prior to the expiration of the initial 45 day period or of the first 30-day extension period.  In the case of any extension request, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information. If the Committee fails to notify the claimant either that his or her claim has been granted or that it has been denied in whole or in part within the initial 45 day period or prior to the expiration of an extension, if applicable, then the claim shall be deemed to have been denied as of the last day of the applicable period, and the claimant then may request a review of his or her claim. The Committee must ensure that all Disability Claims and appeals are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the Disability determination.
(c)	Duty of Committee Upon Denial of Claim.
(1)Claims (Other than Disability Claims). The Committee will provide

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to every claimant who is denied a claim for benefits notice setting forth, in a manner calculated to be understood by the claimant, the following:
(i)The specific reason or reasons for the denial;
(ii)Specific reference to pertinent Plan provisions on which the denial is based;
(iii)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and
(iv)Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.
(2)Disability Claims.  The Committee will provide to every claimant whose Disability Claim is denied a notice written in a culturally and linguistically appropriate manner, including information on how to access non-English language services provided by the Plan.  The notice of the denial shall set forth the information contained in Section 9.2(c)(1) as well as set forth:
(i)An explanation of the basis for any disagreement with:
(1)the views of the health care professional(s) who treated or evaluated the claimant;
(2)the views of medical experts whose advice was obtained on behalf of the Plan in connection with the denial of the claimant’s Disability Claim; and
(3)a disability determination made by the Social Security Administration;
(ii)Either the specific internal rules or standards the Plan relied upon in denying the Disability Claim, or alternatively, a statement that such rules or standards do not exist;
(iii)A statement that the claimant is entitled to receive, upon request and free of charge all documents and records relevant to the claimant’s Disability Claim; and
(iv)A statement of any Plan limitation periods, including the expiration date, that apply to the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(d)	Request for Review of Claim Denial.
(1)Review of Claims (Other than Disability Claims).  If any claim,

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other than a Disability Claim, is denied, the claimant or the claimant’s duly authorized representative, upon written application to the Committee in person or by certified mail, postage prepaid, may request a review of such denial, may review pertinent documents, and may submit issues and comments in writing. A claimant must file such written request for review with the Committee within 60 days after the receipt by the claimant of a notice denying the initial claim or within 60 days after the claim is deemed to be denied. Upon its receipt of the request for review, the Committee will notify the Company of the request. Upon its receipt of notice of a request for review, the Company will appoint a person other than a member of the Committee to be the claims reviewer.  The decision on review shall be rendered not later than 60 days after the Committee’s receipt of the claimant’s request for review, unless special circumstances require an extension of time for processing, in which case the 60 day period may be extended to 120 days if notice is provided to the claimant in writing within the initial 60 day period stating the reason for the extension. If notice of the decision on the review is not furnished in accordance with this subsection (1), the claim will be deemed denied and the claimant will be permitted to exercise his or her right to legal remedy pursuant to Section 9.2(f).
(2)Review of Disability Claims.  If a Disability Claim is denied, the claimant or the claimant’s duly authorized representative, upon written application to the Committee in person or by certified mail, postage prepaid, may request a review of such denial, may review pertinent documents, and may submit issues and comments in writing. A claimant must file such written request for review with the Committee within 180 days after the receipt by the claimant of a notice denying the initial claim or within 180 days after the claim is deemed to be denied. Upon its receipt of the request for review, the Committee will notify the Company of the request and the Company will appoint a person other than a member of the Committee to be the claims reviewer. Upon its receipt of the request for review, the Committee must provide the claimant, free of charge, and as soon as possible, any new or additional evidence considered or the rationale in connection with the Disability Claim. Such information must be provided in advance of the date on which the notice of the denial of the appeal is required to be provided, as discussed below in Section 9.2(e)(1), in order to give the claimant a reasonable opportunity to respond prior to that date. The decision on review shall be rendered not later than 45 days after the Committee’s receipt of the claimant’s request for review, unless special circumstances require an extension of time for processing, in which case the 45 day period may be extended to 90 days if notice is provided to the claimant in writing within the initial 45 day period stating the reason for the extension. If notice of the decision on the review is not furnished in accordance with this subsection (2), the claim will be deemed denied and the claimant will be permitted to exercise his or her right to legal remedy pursuant to Section 9.2(f).
(e)Claims Reviewer.  The Committee will deliver to the claims reviewer all documents pertinent to the review.  The claims reviewer will make a prompt decision on the review. The decision on review will be written in a manner calculated to be understood by the claimant, and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.
(1)For Disability Claims, the Committee shall provide written notification of its decision to the claimant in a culturally and linguistically appropriate manner, including information on how to access non-English language services provided by the Plan.  The notification shall include the information required to be included in the notice of the denial

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discussed in Section 9.2(c)(2). The decision (regardless of whether it is adverse to the claimant) shall be made within a reasonable time period but not later than 45 days after receipt of the claimant’s request for review, unless the claims reviewer determines that special circumstances require an extension of time to process the claim. If such an extension is required, written notice of the extension must be furnished to the claimant before the end of the initial 45 day period, explaining the special circumstances and the time and date a determination can be expected.  In no event shall the extension exceed a period of 45 days from the end of the initial period.
(f)Legal Remedy.  After exhaustion of the claims procedure as provided under this Plan, nothing will prevent any person from pursuing any other legal remedy.
(1)	For Disability Claims.
(i)If the Plan fails to strictly adhere to all the procedures of this Section 9.2 with respect to a Disability Claim, and unless subsection (ii) applies, the claimant is deemed to have exhausted the administrative remedies available under the Plan and is entitled to pursue any available remedies under Section 502(a) of ERISA. Under such circumstances, the Disability Claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.
(ii)A claimant will not be deemed to have exhausted the administrative remedies available under the Plan if:
(1)The violations of the procedure are de minimis and do not cause, and are not likely to cause, prejudice or harm to the claimant, and

(2)The Committee demonstrates that the violation was for good cause or due to matters beyond the control of the claims reviewer and that the violation occurred in the context of an ongoing, good faith exchange of information between the claims reviewer and the claimant.

This subsection (ii) is not available if the violation is a part of a pattern or practice of violations by the Plan. The claimant may request a written explanation of the violation from the Committee and the Committee must provide such explanation within 10 days, including a specific description of its basis, if any, for asserting that the violation should not cause the procedures to be deemed exhausted. If a court rejects the claimant’s request for immediate review on the basis that the Plan met the standards for the exception under subsection (ii), the Disability Claim shall be considered as refiled on appeal upon the Committee’s receipt of the decision of the court, and the Committee must provide the claimant with notice of the resubmission within a reasonable period of time after the receipt of the court’s decision.

ARTICLE X
MISCELLANEOUS
10.1Termination of Plan.  The Company may terminate the Plan at any time.  In the event of a Plan termination, no new deferral elections shall be permitted.  However, after the Plan termination the Deferral Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the

53656923.1

extent necessary to comply with Code Section 409A, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to ARTICLE V.  In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan.  Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Company may provide that upon termination of the Plan, all Deferral Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Company deemed necessary to comply with Code Section 409A.

10.2Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part.  Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant’s vested Account balance in existence at the time the amendment or modification is made.
10.3Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.
10.4Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
10.5Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan.  To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
10.6Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent.
10.7Effect of Payment.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the

53656923.1

Committee, its members, and the Company.

10.8Errors in Account Statements, Deferrals or Distributions.  In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A.  If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.
10.9Domestic Relations Orders.  Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.
10.10Employment Not Guaranteed.  Nothing contained in the Plan, nor any action taken hereunder, shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.
10.11No Guarantee of Tax Consequences.  The Company, Board, and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.
10.12Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
10.13Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
10.14Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

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10.15Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.
10.16Governing Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.

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